Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan and the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan of our reports dated February 23, 2022, with respect to the consolidated financial statements of HollyFrontier Corporation and the effectiveness of internal control over financial reporting of HollyFrontier Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
March 18, 2022